AMENDMENT TO OPTION TO PURCHASE AND ROYALTY AGREEMENT

This AMENDMENT TO OPTION TO PURCHASE AND ROYALTY AGREEMENT is dated as of June 30, 2005.

BETWEEN:

RICHARD T. HEARD, businessman, having an office at Suite 3003 – 438 Seymour Street, Vancouver, B.C., V6B 6H4

and

NICHOLAS C. CARTER, businessman, having an office at 1410 Wende Road, Victoria, B.C. V8P 3T5

(hereinafter jointly referred to as the "Vendors")

PARTIES OF THE FIRST PART

AND:

INVISION CAPITAL, INC., a company duly incorporated under the laws of the State of Nevada, having an office at 768 Westcot Place, West Vancouver, B.C., V7S 1N9

(hereinafter referred to as "Invision")

PARTY OF THE SECOND PART

          WHEREAS Venders and Invision desire to amend that certain Option To Purchase And Royalty Agreement dated July 07, 2003 such as to extend the June 30, 2005 deadline for the completion of the second phase of the exploration program from June 30, 2005 to June 30, 2006 and to extend all subsequent dates under the agreement by a period of one year.

          NOW, THEREFORE, in consideration of the promises, the mutual agreements herein set forth and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

The Option To Purchase And Royalty Agreement entered into between Vendors and Invision dated July 07, 2003 is hereby amended in relevant part to read as follows:

3. OPTION

3.1

Vendors hereby gives and grants to Invision the sole and exclusive right and option to acquire an undivided 100% of the right, title and interest of Vendors in and to the Claim, subject only to Vendors receiving the annual payments and the Royalty, in accordance with the terms of this Agreement for and in consideration of the following:

	(c)	Invision, or its permitted assigns, incurring exploration expenditures on the Claim of a further $75,000 on or before June 30, 2006: and

Amendment to Option To Purchase And Royalty Agreement	2.
Between Richard T. Heard, Nicholas C. Carter and Invision Capital, Inc.
June 30, 2005

	(d)	Invision, or its permitted assigns, incurring exploration expenditures on the Claim of a further $100,000 on or before June 30, 2007; and

	(e)	payment of $50,000 by Invision to Vendors on or before January 1, 2008 as a prepayment of the Net Smelter Royalty.

3.2

Upon exercise of the Option, Invision agrees to pay Vendors, commencing January 1, 2009, the sum of $50,000 per annum as a prepayment of the Net Smelter Royalty for so long as Invision, or its permitted assigns, holds any interest in the Claim. Failure to make any such annual payment shall result in termination of this Agreement in accordance with Section 5.1.

5.	TERMINATION

5.1	Subject to Section 8, this Agreement and the Option will terminate:

	(a)	on June 30, 2006 at 11:59 P.M., unless on or before that date, Invision has incurred exploration expenditures of a further $75,000 on the Claims;

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

RICHARD T. HEARD	NICHOLAS C. CARTER

/s/ “R.T. Heard”	/s/ “N.C. Carter”
By Richard T. Heard	By. Nicholas C. Carter

INVISION CAPITAL, INC.

Per:	/s/ “F.J. Rigney”
by its Authorized Signatory: Frank J. Rigney, President